UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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ZOOMCAR HOLDINGS, INC.
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Zoomcar, Inc. Announces Adjournment of Annual Meeting of Stockholders to October 1, 2024

Bangalore, India – 27 September 2024 - Zoomcar Holdings, Inc. (“Zoomcar” or the “Company”) (Nasdaq: ZCAR), a NASDAQ-listed leading marketplace for self-drive car sharing, announced that the annual meeting of stockholders (“Annual Meeting”), previously scheduled for September 26, 2024, has been adjourned to October 1, 2024. The meeting will reconvene virtually at 10:00 AM ET.

The adjournment will allow additional time for stockholders to cast their votes on the proposals outlined in the proxy materials. As described in the proxy materials previously distributed, stockholders as of the close of business on July 29, 2024, the record date, are entitled to participate in the Annual Meeting.

Zoomcar encourages all stockholders to actively participate in the meeting and exercise their voting rights. Stockholders may cast their votes prior to the meeting by visiting www.proxyvote.com, or they can vote during the meeting by visiting www.virtualshareholdermeeting.com/ZCAR2024 or by calling 1-800-690-6903.

Additionally, if you require assistance with voting your shares or have any other questions in relation to the meeting, please contact the proxy solicitor on the direct line at +1 206-265-0326 or via e-mail at ksmith@advantageproxy.com.

About Zoomcar: Founded in 2013 and headquartered in Bengaluru, India, Zoomcar is a leading marketplace for car sharing focused in India. The Zoomcar community connects Hosts with Guests, who choose from a selection of cars for use at affordable prices, promoting sustainable, smart transportation solutions in India.

Forward Looking Statement

This communication contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These forward-looking statements within the meaning under applicable law, can be identified by the use terms such as “may,” “will,” “aim,” “empower,” “estimate,” “intend,” “indicate,” “continue,” “promote,” “believe,” “boosting”, “elevate,” or “enhance,” or the negatives thereof, as well as other variations or comparable terminology. We ask that you read statements that contain these terms carefully because we believe this information is important for our investors and customers. Any forward-looking statement in this press release refers solely to what is accurate as of the day it is issued or based on assumptions that Zoomcar believes to be reasonable. The actual results and outcomes may materially differ due to various factors or events beyond our control which we may not be foreseeable at all times. We cannot guarantee or assure any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this press release can or will be achieved. We undertake no obligation to alter or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, save and except as required by law.

Press Contact:

●	Akarshit Gulati: akarshitg@avianwe.com

●	Bhagyashree Rewatkar: bhagyashree.rewatkar@zoomcar.com